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                                                                     EXHIBIT 5.1
                     [PILLSBURY MADISON & SUTRO LETTERHEAD]

                                 June 17, 1998


Incyte Pharmaceuticals, Inc.
3174 Porter Drive
Palo Alto, CA 94304


        Re:    Registration Statement on Form S-3


Ladies and Gentlemen:

        We are acting as counsel for Incyte Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 1,053,115 shares of Common Stock, $.001 par value (the "Common Stock"), of the Company, to be offered and sold by certain stockholders of the Company (the "Selling Stockholders"). In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to such 1,053,115 shares of Common Stock. (Such Registration Statement, as amended, is herein referred to as the "Registration Statement.")

        We are of the opinion that the shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and legally issued and are fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                                 Very truly yours,

                                                 PILLSBURY MADISON & SUTRO LLP